UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(l) and 0-11

HELLO, THIS IS BONNIE WONGTRAKOOL, THE CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF WESTERN ASSET MORTGAGE CAPITAL CORPORATION, OR WMC.

WE RECENTLY MAILED YOU PROXY MATERIALS REGARDING PROPOSALS THAT ARE IMPORTANT TO OUR BUSINESS AS WELL AS THE VALUE OF YOUR INVESTMENT IN WMC, INCLUDING A PROPOSAL FOR A CHARTER AMENDMENT TO EFFECT A REVERSE STOCK SPLIT. IF THE REVERSE STOCK SPLIT PROPOSAL IS APPROVED BY STOCKHOLDERS AND IMPLEMENTED BY OUR BOARD, IT COULD INCREASE THE MARKET PRICE OF OUR COMMON STOCK, WHICH WOULD SIGNIFICANTLY REDUCE THE RISK OF OUR STOCK BEING DELISTED FROM THE NYSE AND BECOMING ILLIQUID.

NOT VOTING FOR THE PROPOSAL WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE PROPOSAL, SO IT IS EXTREMELY IMPORTANT THAT YOU OPEN THE PROXY MATERIALS YOU RECEIVED AND VOTE. YOU CAN VOTE BY TELEPHONE, OVER THE INTERNET, OR BY MAIL. IF YOU NEED ASSISTANCE IN VOTING, PLEASE CALL OUR PROXY SOLICITOR, MORROW SODALI, TOLL FREE AT 1-800-607-0088.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER AND FOR YOUR INVESTMENT IN WMC. HAVE A GREAT DAY.

May 25, 2022

Dear Stockholder,

On May 12, 2022, we mailed proxy materials to you regarding the Annual Meeting of Stockholders (the “Annual Meeting”) of Western Asset Mortgage Capital Corporation (the “Company”) to be held on June 24, 2022. The proxy materials and amendments and supplements thereto are also available at http://proxy.westernassetmcc.com.

The Board of Directors (the “Board”) of the Company unanimously recommends that stockholders vote “FOR” all proposals set forth in the proxy statement.

This year, our proxy statement includes a proposal which, if approved by a majority of stockholders entitled to vote at the Annual Meeting and implemented by the Board, would result in a charter amendment to effect a reverse stock split of our outstanding shares of common stock at a ratio within a range of 1-for-5 and 1-for-10, as determined by the Board at a later date. The approval of this proposal is important to our business for the following reasons:

•Our common stock is currently listed on the NYSE under the symbol "WMC." In recent years the stock has traded at a relatively low price per share. If the average per share closing price of our common stock is less than $1.00 over a consecutive 30-day trading period, we may receive a notification from the NYSE that we are below the criteria of the NYSE's continued listing standards, which may result in a delisting. If the Company were to be delisted, your shares would become highly illiquid.
•In addition, a delisting would constitute a Fundamental Change under Company’s outstanding convertible notes, which would give the holders the right to put their convertible notes back to the Company in exchange for principal plus accrued and unpaid interest through the repurchase date, which could cause the Company to seek to obtain new financing on less favorable terms or, if the Company is unable to do, could lead to the Company’s liquidation. If the reverse stock split is approved by the Company’s stockholders and implemented by the Board, upon completion of the split we would expect the market price of the Company’s common stock to increase, which should significantly reduce the risk of delisting.
•If the reverse stock split increases the market price of our common stock, it could also expand and diversify the Company’s potential investor base, given that the ability for some investors, particularly those with margin accounts, to hold stock at a price of less than $5 per share is limited.
•In addition, it could serve as a protective measure for stockholders, particularly in today’s higher volatility market environment.

Because adoption and approval of the charter amendment to effect the reverse stock split requires the affirmative vote of a majority of the Company’s issued and outstanding common stock, abstentions and broker non-votes with respect to the proposal will have the same effect as a vote “Against” the proposal.

For these reasons, your vote is extremely important. Please vote today by following the instructions shown on the enclosed proxy card/insert. You may vote by telephone, over the internet, or by mail.

If you have any questions regarding voting, you may call our proxy solicitor, Morrow Sodali LLC, toll free at 800.662.5200.

Sincerely,

Bonnie M. Wongtrakool
Chief Executive Officer and Director